EXHIBIT 23

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-76817, 333-72841, and 333-41863) of Mechanical Technology Incorporated and Subsidiaries of our reports dated November 9, 2001, relating to the financial statements and financial statement schedule which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

December 5, 2001